Exhibit 99.1

Hanger Appoints Melissa Debes as Chief Accounting Officer

AUSTIN, Texas, September 3, 2014 — Hanger, Inc. (NYSE: HGR) today announced it has appointed Melissa Debes as Vice President and Chief Accounting Officer, effective September 8, 2014.  Ms. Debes has served as Corporate Controller at Hanger since March 11, 2014.

“In the few months Melissa has been with us, she has strengthened our accounting processes while fostering increased collaboration between our staff, our auditors, and our external financial consultants,” Hanger President and CEO Vinit Asar said.  “As a Six Sigma accounting executive with tremendous leadership experience at large public companies, Melissa has already cultivated a good momentum here at Hanger and is well-poised to drive significant improvements in our financial systems and processes.”

With more than 30 years’ experience in financial management, driving profitability, cost reduction, and improving financial performance, Ms. Debes’s extensive background includes GAAP technical roles with public companies as well as finance positions that involved forecasting, analysis, and strategic planning.  Prior to joining Hanger, Ms. Debes served most recently as Interim Chief Accounting Officer at Valerus Oil & Gas Services and as Chief Accounting Officer at ENER1.  From 2001 to 2010, she served as Vice President of Finance in Corporate Planning & Analysis, Product Group and Technology Finance and in various other financial roles of increasing responsibility at Advanced Micro Devices (AMD), a global technology company dedicated to computing and graphic products.  Prior to her time at AMD, Ms. Debes spent 15 years leading finance in various positions at Motorola.

Ms. Debes holds a Bachelor of Science degree in Finance from Arizona State University and a Master of Business Administration from the Thunderbird School of Global Management.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 770 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

Contacts: George E. McHenry, (512) 777-3800, or Russell Allen, (512) 777-3800

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